Exhibit 3.2

CERTIFICATE OF MERGER

OF

InnocsAI LLC,

a Delaware limited liability company

WITH AND INTO

InnocsAI Merger Sub, Inc.,

a Delaware corporation

July 2, 2026

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act (“DLLCA”) and Title 8, Section 264 of the Delaware General Corporation Law (“DGCL”), the undersigned hereby certifies relating to the merger (the “Merger”) of InnocsAI LLC, a Delaware limited liability company (the “Disappearing Company”), with and into InnocsAI Merger Sub, Inc., a Delaware corporation (the “Surviving Company,” and together with the Disappearing Company, collectively, the “Constituent Entities”).

FIRST: The names and states of formation or incorporation, as applicable, of the Constituent Entities are:

Name	State of Incorporation	Type of Entity

InnocsAI LLC	Delaware	Limited Liability Company

InnocsAI Merger Sub, Inc.	Delaware	Corporation

SECOND: That certain Amended and Restated Merger Agreement, dated as of June 29, 2026 (as amended, the “Merger Agreement”), by and among the Constituent Entities and NamChul Jung, an individual and representative of the members of the Disappearing Company, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA, as applicable.

THIRD: The name of the surviving limited liability company is: InnocsAI Merger Sub, Inc.

FOURTH: The Certificate of Incorporation of the Surviving Company, as in effect immediately prior to the Merger, shall be the Certificate of Incorporation of the Surviving Company.

FIFTH: The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Company at:

InnocsAI Merger Sub, Inc.

c/o Liminatus Pharma, Inc.
2251 Stern Goodman Street, Suite E

Fullerton, California 92833

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Company, on request and without cost, to any stockholder of the Surviving Company and any member of the Disappearing Company.

* * * * *

IN WITNESS WHEREOF, the Surviving Company has caused this Certificate of Merger to be signed by an authorized person as of the date first written above.

INNOCSAI MERGER SUB, INC.,
a Delaware corporation

By:	/s/ Chris Kim
Name:	Chris Kim
Title:	CEO